Exhibit 99.3

STOCK PURCHASE AGREEMENT

Dated as of August 5, 2005

STOCK PURCHASE AGREEMENT, dated as of August 5, 2005  (this “Agreement”), between PRIMEDIA Companies Inc., a Delaware corporation (“Seller”), and PBI Media Holdings Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller owns all of the issued and outstanding capital stock of PRIMEDIA Business Magazines and Media Inc., a Delaware corporation (“PBMM”), and PBMM owns all the issued and outstanding capital stock of the subsidiaries listed on Schedule 4.02(c) (each a “Subsidiary,” collectively, the “Subsidiaries” and together with PBMM, the “Company”);

WHEREAS, the Company publishes the publications and related ancillary products and produces the exhibitions listed on Exhibit A attached hereto and operates websites related thereto (collectively, the “Company Business”);

WHEREAS, Purchaser desires to purchase, and Seller desires to sell, all of the issued and outstanding stock of PBMM on the terms and conditions set forth herein.

NOW, THEREFORE in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE I.  PURCHASE AND SALE OF THE SHARES.

1.01                           Shares.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, all of the shares of capital stock of PBMM (the “Shares”).  In consideration of the sale, conveyance, assignment, transfer and delivery of the Shares by Seller to Purchaser and the other covenants and agreements of Seller in this Agreement and Seller’s Additional Agreements and of PRIMEDIA Inc. (“PRIMEDIA”) in the Guaranty and in reliance upon the representations and warranties made herein by Seller, Purchaser agrees to  pay to Seller on the Closing Date the amount equal to  Three Hundred Eighty Five Million Dollars ($385,000,000) (the “Base Purchase Price”), subject to adjustment as provided in Article III.  The Base Purchase Price as adjusted pursuant to Article III shall be referred to herein collectively as the “Purchase Price.”

1.02                           Closing Date Payments.  All payments to be made to Seller on the Closing Date shall be made by wire transfer of immediately available funds in New York City to an account specified by Seller.

ARTICLE II.  CLOSING.

2.01                           Date of Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Seller, 745 Fifth Avenue, New York, New York 10151, at 10:00 a.m. on a date no later than three (3) business days following the date on which all of the conditions set forth in Section 7.01 below (other than those that are, by their nature, satisfiable only at the Closing) have been satisfied or, if permissible, waived, or unless otherwise agreed by Seller and Purchaser.  For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 12:01 a.m. on the Closing Date.  The actual time and date of Closing are referred to herein as the “Closing Date.”

2.02                           Deliveries of Seller. At the Closing, Seller shall deliver to Purchaser a stock certificate representing all of the Shares and the certificates and other documents contemplated by Section 7.02.

2.03                           Deliveries of Purchaser. At the Closing, Purchaser shall pay to Seller the Base Purchase Price and deliver to Seller the certificates and other documents contemplated by Section 7.03.

ARTICLE III.  BASE PURCHASE PRICE ADJUSTMENT

3.01                           Base Purchase Price Adjustment.

(a)                                  Definitions.  For the purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                     “Closing Date Statement” shall mean the final statement of Closing Date Assets and Closing Date Liabilities.

(ii)                                  “Closing Date Assets” shall mean the aggregate amount of those assets of the Company on the Closing Date set forth and calculated in accordance with Schedule 3.01, in each case as determined in accordance with United States generally accepted accounting principles consistently applied (“GAAP”) and using the same accounting practices, policies and procedures used in preparing the Interim Financial Statements attached hereto as Schedule 4.10(a) (collectively, the “Seller Accounting Policies”), except that all intercompany amounts shall be excluded.  Seller agrees not to change any of the Seller Accounting Policies as they relate to the Closing Date Assets or the Closing Date Liabilities (including, without limitation, Seller’s policies relating to reserves, accruals and write-offs) between the date of this Agreement and the Closing Date without Purchaser’s prior written consent.  Other than accounting practices related to litigation accruals and accruals for sales and use tax obligations, Seller agrees that it has used the Seller Accounting Policies in preparing the monthly financial statements of the Company during the six-month period ended December 31, 2004.

(iii)                               “Closing Date Liabilities” shall mean the aggregate amount of those liabilities of the Company on the Closing Date set forth and calculated in accordance with Schedule 3.01, in each case as determined in accordance with the Seller Accounting Policies, except that all intercompany amounts shall be excluded and no amounts shall be included in respect of liabilities retained or assumed by Seller or Seller’s Affiliates.

(iv)                              “Deficiency” shall mean the amount, if any, by which the Working Capital Amount (as defined below) is less than the Target Working Capital Amount (as defined below), as set forth on the Closing Date Statement, as modified as a result of the resolution of any Disputed Items (as defined below).

(v)                                 “Excess” shall mean the amount, if any, by which the Working Capital Amount is greater than the Target Working Capital Amount as set forth on the Closing Date Statement, as modified as a result of the resolution of any Disputed Items.

(vi)                              “Target Working Capital Amount” shall mean an amount equal to ($2,400,000).

(vii)                           “Working Capital Amount” shall mean an amount equal to the Closing Date Assets less the Closing Date Liabilities.  The Working Capital Amount can be represented by a positive or a negative number.

(b)                                 Effect of Deficiency/Excess.  The Base Purchase Price shall be reduced dollar-for-dollar by the amount of the Deficiency, if any, or increased dollar-for-dollar by the amount of the Excess, if any.

(c)                                  Determination of Final Closing Date Statement.

(i)                                     No later than one hundred twenty (120) days after the Closing Date, Purchaser shall deliver to Seller the preliminary Closing Date Statement, with reasonable supporting documentation, setting forth the Closing Date Assets and Closing Date Liabilities.

(ii)                                  Seller shall have ninety (90) days from its receipt of the Closing Date Statement to notify Purchaser of any objections to any item or items on the Closing Date Statement. Any such notice (a “Notice of Disagreement”) shall be in writing and shall specify in reasonable detail, and with reasonable supporting documentation, the item or items in dispute (a “Disputed Item” or “Disputed Items”), the reasons for any such dispute and the adjustments which, in Seller’s opinion, should be made to the Closing Date Statement in order to comply with the requirements of this Agreement.  Any Disputed Item shall be resolved in the manner set forth in Section 3.01(d) below.

(iii)                               If (A) Seller does not deliver a Notice of Disagreement to Purchaser within ninety (90) days of Seller’s receipt of the preliminary Closing Date Statement or (B) Seller acknowledges in writing that the Closing Date Statement is accurate or (C) Purchaser and Seller and, if necessary, the Arbitrator resolve all Disputed Items in accordance with Section 3.01(d) below, then the Closing Date Statement shall be final, binding and conclusive on the parties.

(d)                                 Arbitration.  Promptly after the delivery of a Notice of Disagreement, Purchaser and Seller, together with representatives from their respective principal accounting firms (Deloitte & Touche (“D&T”) on behalf of Seller and Ernst & Young (“E&Y”) on behalf of Purchaser), shall endeavor in good faith to resolve all Disputed Items.  If Purchaser and Seller, together with such representatives, are unable to resolve all Disputed Items within thirty (30) days after receipt by Purchaser of the Notice of Disagreement, then D&T and E&Y shall together, within ten (10) business days thereafter, appoint a representative of an independent, internationally-recognized accounting firm (other than D&T and E&Y) to arbitrate the dispute (the “Arbitrator”) and deliver a notice to the Arbitrator of all items remaining in dispute (the “Arbitrator Notice”).  Purchaser and Seller will be deemed to have agreed with all items and amounts contained in the Closing Date Statement other than the disputed items described in the Arbitrator Notice, and the Arbitrator shall not be authorized to consider any adjustments to any of the items in the Closing Date Statement other than the disputed items described in the Arbitrator Notice.  Within twenty (20) days after the selection of the Arbitrator, Seller and Purchaser shall present to the Arbitrator their respective positions with respect to any and all unresolved Disputed Items, including such materials as the Arbitrator may request.  The Arbitrator shall, within ninety (90) days after the submission of the evidentiary materials, submit its written decision on each Disputed Item to Seller and Purchaser. Any determination by the Arbitrator with respect to any Disputed Item shall be final, binding and conclusive on each party to this Agreement.  Except as specifically provided to the contrary in this Section 3.01(d) or otherwise specifically agreed to by the parties in writing, the arbitration shall be conducted in New York, New York, and the Arbitrator shall conduct the arbitration in accordance with the arbitration rules of the American Arbitration Association (the “AAA”) as in effect for commercial arbitrations conducted in the borough of Manhattan by the AAA.  Each of Seller and Purchaser shall bear 50 percent of the Arbitrator’s fees and expenses.

(e)                                  Resolution of Deficiency/Excess.  If it is finally determined pursuant to the provisions of this Section 3.01 that there is a Deficiency, then within ten (10) days after the Closing Date Statement is deemed final, Seller shall pay to Purchaser the amount of the Deficiency.  If it is finally determined pursuant to the provisions of this Section 3.01 that there is an Excess, then within ten (10) days after the Closing Date Statement is deemed final, Purchaser shall pay to Seller the amount of the Excess.

(f)                                    Payment.  All payments for the Deficiency or the Excess shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser or Seller, as the case may be, within ten (10) days after the final determination of the Closing Date Statement and shall be accompanied by a payment of simple interest thereon calculated at the annual rate of 8% (assuming a 360 day year) from the Closing Date to the actual date of payment.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchaser as follows:

4.01                           Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Seller is executing and delivering (the “Seller’s Additional Agreements”), and to carry out the transactions contemplated hereby and thereby.

4.02                           Capitalization of Company and Title to Shares.  (a)  The authorized capitalization of PBMM consists of (a) 1,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) and (b) 44,261 shares of Preferred Stock, par value $0.01 per share.  The Common Stock is the only issued and outstanding securities of PBMM.  The Shares have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights.  There are no outstanding: (i) options, warrants or other rights to purchase any capital stock of PBMM;  (ii) securities convertible into or exchangeable for shares of capital stock of PBMM; or (iii) commitments of any kind to which PBMM is a party, or by which PBMM is bound, for the issuance of any such securities.

(b)                                 Seller has good and valid title to the Shares, free and clear of any lien, claim, charge, encumbrance, mortgage, pledge or security interest of any kind (“Lien”) and free and clear of any covenant, condition, restriction, right of first refusal, voting trust arrangement or adverse claim of any kind.

(c)                                  The authorized and issued capital stock and jurisdiction of incorporation of each of the Subsidiaries is described on Schedule 4.02(c).  Other than as set forth on Schedule 4.02(c), PBMM does not have any Subsidiaries, does not own any equity interest in any other entity and is not obligated to provide any funds or make any investment in any Subsidiary or any other Person.  PBMM has good and valid title to all of the shares of capital stock of its Subsidiaries, free and clear of any Liens and any covenant, condition, restriction, right of first refusal, voting trust arrangement or adverse claim of any kind. All of the issued and outstanding capital stock of the Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights.  There are no outstanding:

(i) options, warrants or other rights to purchase any capital stock of any Subsidiary;  (ii) securities convertible into or exchangeable for shares of capital stock of any Subsidiary; or (iii) commitments of any kind to which any Subsidiary is a party, or by which any Subsidiary is bound, for the issuance of any such securities.

4.03                           Authorization of Agreement. The execution, delivery and performance by Seller of this Agreement and Seller’s Additional Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller.  This Agreement and Seller’s Additional Agreements have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

4.04                           No Conflicts.  Assuming compliance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), neither the execution, delivery or performance by Seller of this Agreement or any of Seller’s Additional Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with the Certificate of Incorporation or By-Laws of Seller or the Company, (ii) except as set forth on Schedule 4.04, contravene or conflict with, or result in the breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by or otherwise modify the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Seller or the Company is a party or by which Seller or the Company is bound; (iii) constitute a violation by Seller or the Company of any law, statute, rule, regulation, ordinance, order, ruling, writ, judgment, injunction or decree (collectively, “Laws”) of any foreign or domestic federal, state or local legislative, judicial, executive or other governmental authority (“Governmental Authority”) applicable to Seller or the Company or the Shares; or (iv) result in the creation of any Lien upon any of the Shares; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions, acceleration of performance or violations which, individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement and the Seller’s Additional Agreements.

4.05                           No Consents. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or notice to, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery or performance by Seller of this Agreement or any of Seller’s Additional Agreements, other than filings required under the HSR Act and except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.06                           Compliance with Laws.  The Company is and has conducted the Company Business in compliance with all applicable Laws, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 4.06, none of PRIMEDIA, the Company or Seller has received any written notice from any Governmental Authority, and to the Company’s and Seller’s knowledge, none is threatened alleging that the Company is being investigated, has violated, or has not complied with, any applicable Laws.

4.07                           Litigation.                                       Schedule 4.07 contains a list of all actions, suits, inquiries, proceedings or investigations pending or, to Seller’s knowledge, threatened to be instituted by any third party before any court or other Governmental Authority against PRIMEDIA, the Company or Seller in respect of the Company Business (i) asserting damages or liability in excess of Two Hundred Fifty Thousand Dollars ($250,000), seeking equitable relief or, if adversely determined, could reasonably be expected to have a material adverse effect on the Company or (ii) that could reasonably be expected to prevent or delay the transactions contemplated by this Agreement or the Seller’s Additional Agreements.

4.08                           No Brokers.  Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement for which the Company is liable.

4.09                           Organization and Authority of Company.  PBMM and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has the full corporate power and authority to carry on its business in all material respects as currently conducted.  PBMM and each of its Subsidiaries are in good standing and qualified to do business in each jurisdiction where the nature of its businesses requires such qualification, except where the failure to be in good standing or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  True and complete copies of the Certificate of Incorporation and By-Laws of the Company and the applicable organizational documents of each of the Subsidiaries, as amended to date, have heretofore been made available to Purchaser.

4.10                           Financial Statements.  Attached hereto as Schedule 4.10(a) are: (a) the audited statements of income for the Company for the years ended December 31, 2004, December 31, 2003 and December 31, 2002, the audited balance sheets for the Company as at December 31, 2004 and December 31, 2003 and the audited statements of cash flow for the Company for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 (collectively, together with the Notes contained therein, the “Audited Financial Statements”), (b) the unaudited statements of income for the Company for the three-month periods ended March 31, 2005 and June 30, 2005; (c) the unaudited balance sheets for the Company as at March 31, 2005 and June 30, 2005; and (d) the unaudited statements of cash flow for the Company for the three-month periods ended March 31, 2005 and June 30, 2005 ((b), (c) and (d) above, collectively, together with the Notes set forth on Schedule 4.10(b), the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth on Schedule 4.10(b), the Financial Statements (i) have been prepared from books and records maintained by the Company consistent with past practice and in accordance with GAAP and (ii) fairly present, in all material respects, the consolidated financial condition of the Company for the periods and as of the dates indicated and the results of operations for the periods then ended.

4.11                           Undisclosed Liabilities.  Except for the liabilities: (a) set forth on the Financial Statements; (b) set forth on the Schedules to this Agreement; or (c) incurred in the ordinary course of business consistent with past practice, to Seller’s knowledge, the Company is not subject to any liability or liabilities, whether absolute, accrued, contingent or otherwise and whether due or to become due, which would, individually or in the aggregate, have a Material Adverse Effect.

4.12                           Intellectual Property.   (a)  Schedule 4.12(a) sets forth a true and complete list of all material registered and unregistered trademarks and service marks and domain names owned, individually or jointly, by the Company with respect to the Company Business (the “Intellectual Property”) ..   With respect to trademarks and service marks, registered and pending, Schedule 4.12 (a) sets forth a list of all jurisdictions in which such trademarks/service marks are registered or applied for and all the respective registration and application numbers.  Except as set forth on Schedule 4.12(a), (i) the Company owns and possesses all right, title and interest in and to, or as of the Closing, will own and possess all right, title, and interest in and to, free and clear of all Liens, all the Intellectual Property, (ii) with the exception of those trademarks for which a license exists, the Company has the sole and exclusive right to use the Intellectual Property, (iii) there are no individual copyrights, registered or unregistered, the loss of which would have a Material Adverse Effect and (iv) the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights in any material respect.  The Intellectual Property contains all material registered and unregistered trademarks and service marks, including pending intent to use applications, and domain names necessary for the conduct of the Company Business.  The Seller and the Company have taken all necessary action to maintain and protect the Intellectual Property so as to not adversely affect the validity or enforceability of the Intellectual Property.

(b)                                 Except as set forth on Schedule 4.12(b) (and, in the case of any such Intellectual Property used but not owned by the Company, to Seller’s knowledge), (i) there are no claims or proceedings pending or, to Seller’s knowledge, threatened against Seller and/or the Company by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property or any applications for extension or renewal thereof in any of the foregoing to the extent owned or otherwise used by the Company in the

Company Business, (ii) none of the Intellectual Property is subject to any outstanding order, ruling, judgment, decree or stipulation by or with any Governmental Authority or any express and enforceable contract, agreement, commitment or undertaking with any person or entity restricting the scope of use of any such Intellectual Property, and (iii) to Seller’s knowledge, the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other property rights of any person, nor has the Seller or the Company received any demand or request that the Company license any rights from any person.

(c)                                  Except as set forth on Schedule 4.12(c), (i) Seller and/or the Company have not granted any material options, licenses or agreements relating to the Intellectual Property or the marketing or distribution thereof, (except non-exclusive implied licenses to end-users in the ordinary course of business) to any person or entity to use any of the Intellectual Property owned or otherwise used by the Company, and (ii) the Company is not bound by or a party to any material options, licenses or agreements of any kind relating to the intellectual property of any other person, except for agreements relating to computer software licensed to the Company in the ordinary course of business.

4.13                           Contracts and Commitments.

(a)                                  Schedule 4.13 attached hereto lists: (i) all contracts to which the Company is a party or is otherwise bound that require the receipt or expenditure of more than Two Hundred Fifty Thousand Dollars ($250,000) by the Company in any consecutive twelve-month period after the date hereof, other than those terminable without penalty on not more than ninety (90) days’ notice; (ii) any agreement to which the Company is a party or is otherwise bound creating or evidencing long-term indebtedness (whether incurred, assumed, guaranteed or secured by any asset); (iii) all licensing agreements with third parties to which the Company is a party that require the receipt or expenditure of more than Two Hundred Fifty Thousand Dollars

($250,000) by the Company in any consecutive twelve-month period after the date hereof; (iv) each collective bargaining or other agreement to which the Company is a party or is otherwise bound with any labor union or other representative of a group of employees; (v) each partnership, joint venture, contribution, tax sharing or other agreement to which the Company is a party or is otherwise bound involving a sharing of profits, losses, costs or liabilities by the Company with Seller or any of its Affiliates or any third party; (vi) each written contract or other agreement to which the Company is a party and containing terms which impose or purport to impose non-competition obligations upon the Company; (vii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; (viii) any contract to which the Company is a party or is otherwise bound providing for the purchase or sale of property other than in the ordinary course of business or providing for the purchase or sale of real property; and (ix) all real property leases, subleases, under leases, licenses or other occupancy agreements (each, a “Real Estate Lease”) to which the Company is a party ((i) – (ix) collectively, “Material Contracts”).

(b)                                 Except as set forth on Schedule 4.13(b), the Company has not obtained any letter of credit for, or given any power of attorney to, any person or entity for any purpose whatsoever that, in each case, is outstanding or will be in effect on the Closing Date.

(c)                                  The Company is not in breach or default, and to Seller’s knowledge, there is no basis for any claim of breach or default, under any of the Material Contracts, except such claims, breach or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  The Company has not received any written notice that the Company is in breach or default of any Material Contract.  To the knowledge of Seller, all of the Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms.

(d)                                 Seller has heretofore delivered or made available to Purchaser true and correct copies of all of the Material Contracts, including all amendments, modifications and supplements thereto.

4.14                           Employee Benefits.

(a)                                  Schedule 4.14 hereto lists:

(i)                                     the name, title, date of hire and annual salary (or hourly wage, as the case may be) of each of the employees employed by the Company as of August 1, 2005;

(ii)                                  all employment or severance agreements between the Company and any employee of the Company;

(iii)                               Each “employee benefit plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or comparable provisions of foreign law, that is covered by ERISA or such comparable provisions of foreign law and that is maintained or provides benefits for the benefit of any employee of the Company or with respect to any plan covered by Title IV of ERISA, any entity that, together with the Company would be treated as a single employer under Section 414 of the Code or Sections 4001(a) or (b) of ERISA (an “ERISA Affiliate”), (a “Plan”; collectively, the “Plans”); and

(iv)                              Each plan, policy or arrangement not subject to ERISA maintained for the benefit of any employee of the Company and providing for retirement benefits, termination bonuses, deferred compensation, bonuses, severance, vacation, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (other than the PRIMEDIA Commissions) (together with the agreements described in Sections 4.14(a)(ii) - (iv), the “Employee Benefit Programs”; each individually, an “Employee Benefit Program”).

(b)                                 Each Plan and Employee Benefit Program has been maintained and administered at all times in compliance with its terms and conditions and all applicable Laws,

including but not limited to ERISA and the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”). Each Plan and Employee Benefit Program is subject to United States Laws.

(c)                                  No “reportable event” (as such term is used in Section 4043 of ERISA), “prohibited transaction” (as such term is used in Section 406 of ERISA or Section 4975 of the Code), “fiduciary breach” under ERISA or “accumulated funded deficiency” (as such term is used in Section 412 or Section 4971 of the Code) has occurred with respect to any Plan and there exists no condition or set of circumstances which could result in a “reportable event” or any liability under Title IV of ERISA with respect to the Company or any ERISA Affiliate.

(d)                                 During the five (5) years prior to the date hereof, neither Seller, the Company nor any ERISA Affiliate has, or at any time has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(e)                                  No litigation or claims (other than routine claims for benefits) or administrative or other proceedings, investigations or audits involving a Plan or Employee Benefit Program have occurred or, to the knowledge of Seller, have been threatened.

(f)                                    Except for the Employee Benefits Programs or as set forth on Schedule 4.14(f), there are no employment agreements to which the Company is a party or for which the Company has any liability.  None of the Plans or Employee Benefit Programs provide for the payment of separation, severance, stay bonus, termination or similar-type benefits to any current or former employee, officer, director of the Company or other individual.  None of the Plans or Employee Benefit Programs provide for or, except to the extent required by Law, promise retiree medical or life insurance benefits to any current or former employee, officer, director of the Company or other individual.

(g)                                 Each Plan or related trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified or exempt, and nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any Plan or related trust.

(h)                                 Complete and correct copies of all Plans and Employee Benefit Programs listed on Schedule 4.14, including all amendments thereto, have been delivered or otherwise made available to Purchaser.

(i)                                     No employee of the Company is represented for purposes of collective bargaining.  There are no work stoppages or, to the Seller’s knowledge, threatened work stoppages, and to Seller’s knowledge, no union organizing effort is under way with respect to any employees of the Company.

(j)                                     Except as set forth on Schedule 4.14(j), no employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

(k)                                  Any amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement by any “disqualified individual” (as such term is defined in the regulations promulgated under Section 280G of the Code) under any Employee Benefit Program would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.15                           Absence of Certain Changes. Except as set forth on Schedule 4.15, since June 30, 2005, the Company has not:

(a)                                  except in the ordinary course of business consistent with past practice, incurred any obligations or liabilities (whether absolute, accrued or contingent and whether due or to become due) that, individually or in the aggregate, are material to the Company;

(b)                                 except in the ordinary course of business consistent with past practice, written off as uncollectible any notes or accounts receivable (or any portion thereof) that, individually or in the aggregate, are material to the Company;

(c)                                  except in the ordinary course of business consistent with past practice, (i) sold, transferred or otherwise disposed of, or (ii) suffered any material damage or destruction (ordinary wear and tear excepted) of, or (iii) mortgaged, pledged or otherwise suffered or permitted the imposition of any material Lien on, any properties or assets, whether real, personal, fixed, tangible or intangible;

(d)                                 except in the ordinary course of business consistent with past practice, made any capital expenditures or commitments for capital assets;

(e)                                  except in the ordinary course of business consistent with past practice, made any change in any accounting practices, principles, policies or methods, except as required by law, or made any change in accounting standards;

(f)                                    except in the ordinary course of business consistent with past practice, reduced any insurance coverages in any manner;

(g)                                 entered into any written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) amended any of the Plans described on Schedule 4.14 or adopted any new employee benefit plan or (iii) except in the ordinary course of business, granted any general increase in compensation, bonus or other benefits payable to employees of the Company;

(h)                                 amended its Certificate of Incorporation or By-laws; or

(i)                                     whether in writing or otherwise, agreed to take in the future any action that is otherwise prohibited to be taken pursuant to this Section 4.15.

4.16                           Transactions with Affiliates.  Except as described on Schedule 4.16, (a) there are no products or services currently being provided by Seller or any of its Affiliates (other than the Company) to the Company that are material to the Company and (b) neither the Seller nor any of its Affiliates (other than the Company) owns or has the right to use any Company Assets.

4.17                           Insurance.  Schedule 4.17 hereto contains a list and brief description of all policies or binders of insurance held by or on behalf of the Company, or providing coverage for any of the properties, assets or operations of the Company or otherwise used in connection with the Company Business (in each case specifying the insurer, the amount of coverage and the type of insurance).  There is no claim by Seller or the Company pending under any of such policies of insurance in respect of the Company Business as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums payable under all such policies of insurance have been paid.  Other than renewal notices received in the ordinary course of business, Seller has no knowledge of any threatened termination of, or material alteration of coverage under, any of such policies of insurance.

4.18                           Environmental Matters.  (a)  The Company has not engaged in any operation upon any real property leased or owned by the Company on which any Hazardous Materials (as hereinafter defined) have been handled, manufactured, treated, stored, used or generated by the Company, except for such quantities handled, manufactured, treated, stored, used or generated in connection with the normal operation and maintenance of such property in the ordinary course of the business of the Company in material compliance with applicable Environmental Laws (as hereinafter defined) and except for such activities as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 The Company is not a party to any litigation in which it is alleged, and the Company has not received notice of or a request for information related to any allegation or investigation of the possibility, that it or any of its assets is subject to any liability, clean-up or other obligation arising out of or relating to any discharge, or the storage, handling or disposal, of any Hazardous Material except where any such allegation or investigations would not, individually or in the aggregate, have a Material Adverse Effect.

(c)                                  The Company is in compliance with all Environmental Laws, except where non-compliance with which would not be reasonably likely to have a Material Adverse Effect.  The Company has not received any unresolved written or oral communication, relating to any of its owned or leased real property, from any Governmental Authority alleging that the Company is not in such full compliance and, to Seller’s knowledge, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future, except such as would not, individually or in the aggregate, have a Material Adverse Effect.  Seller has provided or made available to Purchaser true and correct copies of all assessments, reports and investigations or audits in the possession of Seller or the Company regarding environmental matters pertaining to, or the environmental condition of, the Owned Property or any property leased by the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws.

(d)                                 “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(e)                                  “Hazardous Materials” means any material defined as a “hazardous substance” under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

4.19                           Taxes.   Except as set forth on Schedule 4.19: (i) the Company has duly and timely filed (including extensions) with the appropriate United States, state, local and other governmental agencies all Tax Returns (as defined in Section 9.04) and reports in accordance with applicable law (ii) the Company has paid all Taxes (as defined in Section 9.04) shown to be due and payable on such Tax Returns (it being understood that no representation is being made in this Section 4.19 that all positions taken on all such Tax Returns and reports will ultimately be sustained and (iii) there are no material outstanding powers of attorney relating to Taxes (other than U.S. federal income Taxes) of the Company.

4.20                           Assets.  The Company has good and marketable title to all material tangible assets currently used by the Company in the conduct of its business, free and clear of any Liens.  Except (i) for assets used in the provision of services set forth on Schedule 4.16, (ii) as set forth in the PRIMEDIA TSA (as defined herein) and (iii) for assets and services provided by third party vendors, the material tangible assets currently used by the Company in the conduct of its business (including, without limitation, the material tangible assets reflected on the Financial Statements) (all such assets, other than the assets described in clauses (i), (ii) and (iii) above, collectively, the “Company Assets”) are in good operating condition (subject to normal wear and tear and replacement in the ordinary course of business), and are adequate and sufficient for the operation of the Company Business as currently conducted on the date hereof.

4.21                           Real Estate Leases and Owned Real Property.  (a)  Schedule 4.21 contains a complete and correct list of all owned real property of the Company (“Owned Property”).

(b)                                 The Company is not in breach or default under, and to Seller’s knowledge, there is no default by any other party under, any Real Estate Lease and, except as set forth on Schedule 4.21, to Seller’s knowledge, there is no fact or circumstance that, with the giving of notice or lapse of time or both, would constitute a default by the Company or any other party thereunder or could result in the termination of any Real Estate Lease.  The Company has the right under valid and existing leases to occupy, use or control the real property leased by it.

(c)                                  The Company has good and marketable title to the Owned Property, free and clear of all Liens.  Seller has provided or made available to Purchaser a true, correct and complete copy of the title insurance policy for the Owned Property, which policy is in full force and effect with the Company as the insured thereunder.

(d)                                 Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(e)                                  No material alterations were made to any premises demised under Real Estate Leases which will be required to be removed by the Company.  No extension, expansion, purchase, right of first refusal or offer or other options have been exercised by the Company under any Real Property Lease which is not disclosed on Schedule 4.21.  No material portion of any security deposit under any Real Property Lease has been applied or returned.  The Company does not use or occupy any premises other than the Owned Property and the premises demised under the Real Property Leases (excluding the Assigned Leases), and the Company does not use or occupy any premises demised under the Assigned Leases.

(f)                                    There are no pending or, to the Seller’s knowledge, threatened condemnation or similar proceedings affecting any portion of the Owned Property.  The Owned Property has a right of access to a dedicated public road.  The Owned Property does not have any material damage or defects, the heating, ventilating, air conditioning and other building systems and utilities therein are in material working order.  All material building permits, certificates of occupancy, business licenses and approvals, required in connection with the construction, use or occupancy of the Owned Property have been obtained and are in full force and effect.

4.22                           Licenses; Registrations; Permits; Etc.  The Company possesses all governmental registrations, licenses, permits, authorizations, consents and approvals (“Permits”) necessary to operate the Company Business as currently conducted, except for any Permits the absence of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

4.23                           Circulation.  The representations and statements contained in the statements submitted by PRIMEDIA to BPA Worldwide and the Audit Bureau of Circulations in connection with their most recent annual audit reports for each Company publication as of June 30, 2004 or December 31, 2004, as the case may be, were properly prepared and accurately reflect the circulation results for said periods.  Seller has made available to Purchaser true, correct and complete copies of each of such audit reports and such publisher’s statements.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller as follows:

5.01                           Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering (the “Purchaser’s Additional Agreements”; together with the Seller’s Additional Agreements, the “Additional Agreements”), and to carry out the transactions contemplated hereby and thereby.

5.02                           Authorization of Agreement.  The execution, delivery and performance by Purchaser of this Agreement and Purchaser’s Additional Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Purchaser.  This Agreement and Purchaser’s Additional Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

5.03                           No Conflicts.  Assuming compliance with notification requirements of the HSR Act, neither the execution, delivery or performance of this Agreement or any of Purchaser’s Additional Agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will: (i) conflict with the Certificate of Incorporation or Bylaws of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (iii) constitute a violation by Purchaser of any Law of any Governmental Authority applicable to Purchaser; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser’s Additional Agreements.

5.04                           No Consents.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser of this Agreement or any of Purchaser’s Additional Agreements other than filings required under the HSR Act.

5.05                           Litigation.                                       There are no actions, suits, inquiries, proceedings or investigations pending or threatened before any court or other Governmental Authority against Purchaser relating to the transactions contemplated by this Agreement or the Purchaser’s Additional Agreements.

5.06                           No Brokers.  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

5.07                           Investment Purpose.  (a)  Purchaser is purchasing the Shares for its own account for investment purposes and not with a view toward distribution or re-sale in violation of  the Securities Act of 1933, as amended, or any other applicable securities laws, rules or regulations.

(b)                                 Purchaser acknowledges that none of the Shares has been registered under federal law or qualified under state law, but rather have been offered for sale in accordance with certain exemptions under applicable law, and that the Shares may not be resold by it unless they are subsequently registered or qualified under applicable law, or an exemption from such registration and qualification is then available.

5.08                           Purchaser’s Examination.  Purchaser is not relying on any forecasted operating results or budgets of the Company prepared by or on behalf of Seller; and Purchaser acknowledges and agrees that no representation or warranty has been or is being made by Seller except as expressly set forth in this Agreement and no representation or warranty is being made by Seller as to the future prospects of the Company.

5.09                           Financial Ability.  Purchaser has previously furnished to Seller copies of financing commitments from Credit Suisse, UBS Loan Finance LLC  and UBS Securities, LLC (the “Commitment Letter”) pursuant to which the sources identified therein are obligated to lend funds to a subsidiary of Purchaser to allow Purchaser to consummate the transactions contemplated by this Agreement, subject to the conditions set forth in the Commitment Letter (the “Debt Financing”).  The Commitment Letter is in full force and effect and has not been amended, modified, supplemented or terminated and no provision thereof has been waived.

ARTICLE VI.  FURTHER AGREEMENTS OF THE PARTIES.

6.01                           Expenses.  Purchaser and Seller shall bear their own respective expenses, and the Company shall not bear any of the expenses, incurred in connection with the negotiation and preparation of this Agreement, the Additional Agreements and the consummation and performance of the transactions contemplated hereby and thereby and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements, except as otherwise may be provided herein.

6.02                           Resignations. On the Closing Date, Seller shall cause all directors of the Company to resign and shall cause any officers that are not employees of the Company to resign as officers of the Company.

6.03                           Employees.  (a)  Prior to the Closing, Seller agrees to provide Purchaser with an updated Schedule 4.14, which includes each of the employees employed by the Company immediately prior to the Closing Date (each such employee referred to in this Section 6.03(a) and listed in such updated Schedule 4.14, a “Company Employee”, and collectively, the “Company Employees”).  Following the Closing, Purchaser shall cause the Company to employ the Company Employees and for a period of one (1) year following the Closing, Purchaser shall cause the Company to provide to each Company Employee wage, salary, commission and benefits that in the aggregate for such Company Employee is not materially less favorable than those in effect immediately prior to Closing for such Company Employees, excluding for purposes of this Section 6.03(a), EICP (as defined below), and participation in an employee stock purchase or stock option plan; provided, that the Company may terminate any Company Employee at any time, subject only to any obligations to provide severance to such employees as set forth in Section 6.03(c).  Seller shall pay over to Purchaser at Closing, as an adjustment to the Purchase Price, an aggregate amount of $2 million  with respect to the Company’s obligations for 2005 to Company Employees under the Company’s Executive Incentive Compensation Plan (“EICP”).  Purchaser agrees that it will keep the EICP in effect for 2005 and that it will pay to eligible Company Employees under the EICP any amounts that may become owing to such Employees under the EICP for 2005.  Seller shall have no obligation for any 2005 EICP bonuses in excess of the $2 million paid to Purchaser hereunder.

(b)                                 Purchaser shall, as to all Company Employees, cause its insurance carriers and benefit plan administrators or trustees to:  (i) recognize service with the Company (and any predecessors thereto and any other subsidiary of Seller) prior to Closing (“Prior Service”) for purposes of eligibility to enroll in its welfare plans (e.g., its life, medical, dental, accident, disability and similar benefit plans); and (ii) provide each Company Employee with credit under its medical plan for payments made under the PRIMEDIA Medical Plan in satisfying any deductible or out-of-pocket limit requirements.

(c)                                  Purchaser shall cause the Company to recognize Prior Service for all Company Employees for purposes of determining entitlement to vacation and sick leave as employees under its applicable vacation and sick leave policies.  Purchaser shall cause the Company to recognize Prior Service for purposes of determining entitlement to and the amount of any severance benefits which may be payable by the Company to any Company Employee.  Purchaser shall cause the Company to pay to any Company Employee who is terminated by the Company “without cause,” the amount set forth in the written agreement regarding severance for such Company Employee as set forth on Schedule 4.14, or, in the absence of a written agreement with such Company Employee, for such terminations which take place during the one-year period following the Closing Date, an amount no less than the amount payable consistent with the Company’s customary practices as set forth on Schedule 6.03(c).

(d)                                 Purchaser shall cause the Company to recognize Prior Service for all Company Employees for purposes of eligibility and vesting, but not for benefit accrual, under each benefit program that provides pension, savings, or other deferred benefits which is adopted, maintained, or contributed to by the Company or any of its Affiliates after the Closing to the extent Company Employees participate or are eligible for participation after the Closing.

(e)                                  Seller agrees to retain all obligations to offer or continue to offer to former employees of the Company and their dependents, or dependents of Company Employees prior to the Closing Date, health care benefits in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

6.04                           Further Assurances.  Each of Purchaser and Seller shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including, without limitation, to obtain any consents from any party to any contract which is required in connection with the transactions contemplated hereby; provided that such obligation shall not require the expenditure of money by any person other than the Company.  The parties shall cooperate with each other in connection with any litigation relating to the Company, which cooperation shall include, at a minimum, providing reasonable access to the Company’s books and records and employees (current or former) of the Company.

6.05                           Correspondence.  Each party will promptly remit to the other party or the Company any correspondence received by it which properly belong to the other party or the Company, as the case may be.

6.06                           Record Retention.  Each party shall maintain the agreements, documents, books, records and files relating to the Company (collectively, “Records”) for a period of six (6) years following the Closing Date, or, in the case of Records related to Taxes, until the expiration of the applicable statute of limitations; provided that if a party intends to destroy any Records after such time period, it shall first offer such Records to the other party prior to any such destruction.  From and after the Closing Date, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants, access, during normal business hours and upon reasonable prior written notice, to Records relating to periods prior to the Closing Date, and shall permit such persons to examine and copy, at such persons’ sole cost and expense, such Records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, in connection with any litigation or the defense of any claim or assessment.  The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of Purchaser, Seller or the Company.

6.07                           Regulatory and Other Authorizations.  Each of Purchaser and Seller shall use its reasonable best efforts to obtain all governmental authorizations of all Governmental Authorities that may be or become necessary for its respective execution and delivery of, and the respective performance of its obligations pursuant to, this Agreement. Purchaser and Seller shall use their reasonable best efforts to file, within five (5) business days after the date hereof, and in any event shall file not later than ten (10) business days after the date hereof, their respective Notification and Report Forms under the HSR Act with respect to the transactions contemplated hereby and shall request early termination of the waiting period applicable to such filings under the HSR Act.  Each of Purchaser and Seller agrees to respond as promptly as practicable to any request for additional information or documentary material made pursuant to the HSR Act.  Nothing in this Agreement or otherwise will, however, require Purchaser to agree to or otherwise take action to avoid or eliminate any impediment under any antitrust law that may be asserted, including committing to and/or effecting, by consent decree, hold separate orders or otherwise, the sale or disposition of its assets or businesses or the Shares to be acquired by it pursuant hereto or any restriction on it or the Company.

6.08                           Conduct of Business Pending the Closing.  (a)  From the date hereof until the Closing, except as otherwise required by this Agreement, Seller shall cause the Company to operate its business in substantially the same manner as it had been regularly conducted prior to the date hereof, and use its reasonable commercial efforts to preserve intact the Company’s business organization and relationships with third parties and keep available the services of the Company’s present officers and employees.

(b)                                 Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise required by this Agreement, Seller shall cause the Company not to take any of the following actions without the express written consent of Purchaser:

(i)                                     except in the ordinary course of business consistent with past practice, incur any obligations or liabilities (whether absolute, accrued or contingent and whether due or to become due) that are material to the Company as a whole;

(ii)                                  except in the ordinary course of business consistent with past practice, write off as uncollectible any notes or accounts receivable (or any portion thereof) that are material to the Company taken as a whole;

(iii)                               except in the ordinary course of business, sell, transfer or otherwise dispose of, or mortgage, pledge or otherwise permit the imposition of any material Lien on, any properties or assets, whether real, personal, fixed, tangible or intangible;

(iv)                              except in the ordinary course of business consistent with past practice, make any capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(v)                                 make any change in any accounting practices, principles, policies or methods, except as required by law, or make any change in accounting standards that are material to the Company taken as a whole, except as required by law;

(vi)                              materially reduce any insurance coverages applicable to the Company that are material to the Company taken as a whole;

(vii)                           enter into any written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) amend any of the Plans described on Schedule 4.14 or adopt any new employee benefit plan or (iii) except in the ordinary course of business consistent with past practice, grant any general increase in compensation, bonus or other benefits payable, or make any loan, to any employee of the Company;

(viii)                        amend its Certificate of Incorporation or By-laws;

(ix)           except in the ordinary course of business, enter into, amend, terminate or permit the lapse of any license, lease or other contract or agreement that otherwise would have constituted a Material Contract pursuant to Section 4.13(a);

(x)            cancel or waive any claims or rights in favor of PBMM or any of its Subsidiaries except in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, have a value in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(xi)           except in the ordinary course of business, institute or settle any pending or threatened litigation, action or proceeding involving the Company or any of its directors, officers, employees or agents (in their respective capacities as such);

(xii)          authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock;

(xiii)         issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise);

(xiv)        reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares;

(xv)         except for intercompany transactions necessary to settle intercompany accounts prior to Closing and for those agreements set forth on Schedule 6.20, pay, loan or advance any amount to, or sell, transfer or lease any assets to, or enter into any agreement, arrangement or commitment with, or waive any right in favor of, Seller or any of its Affiliates (other than the Company);

(xvi)        acquire by merger, consolidation, purchase of stock or assets or by any other manner, any business or person; or

(xvii)       make or change any Tax elections, change an annual Tax accounting method, enter into any closing agreements, settle any Tax claim or assessment related to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if in each case, such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or changing the operation of the Company’s business for any period ending after the Closing Date; or

(xviii)      whether in writing or otherwise, agree to take in the future any action that is otherwise prohibited to be taken pursuant to the preceding provisions of this Section 6.08.

6.09         No Disclosure; Press Releases.  (a) Each of Purchaser and Seller agrees that it shall not make any public announcement or issue any press release in connection with the transactions contemplated hereby, except (i) as provided in Section 6.09(b) or (ii) if Purchaser or Seller (x) is ordered to make such disclosure by a court of competent jurisdiction or (y) is advised by legal counsel that such disclosure is required under applicable Laws or the rules and regulations of any stock exchange upon which Purchaser’s or Seller’s securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.

(b)           Purchaser and Seller shall not issue any press release in connection with the transactions contemplated hereby, without prior approval of the other party.  Any subsequent press release or public announcement made by either party hereto after approval of a press release shall be consistent with (including in scope) the mutually agreed upon press release or releases.

6.10         Bank Accounts.  On or prior to the Closing Date, Seller shall withdraw from the bank accounts of the Company all cash deposited therein and shall disengage all bank accounts of the Company from those of Seller and its Affiliates, provided that Seller shall not withdraw any cash deposits in favor of landlords or in respect of other commercial arrangements in respect of the Company Business.  Purchaser shall cause the Company to honor and cause to be paid all checks written on such accounts prior to the Closing Date.

6.11         Transfer Taxes.  Seller and Purchaser shall each pay half of any state or local sales, transfer or like Taxes (as defined in Section 9.04) payable in connection with the transactions contemplated pursuant to this Agreement; including, without limitation, any stock transfer or stamp Taxes in respect of the transfer of the Shares.

6.12         Guarantees, Joint Obligations.  To the extent that (a) Seller or any of its subsidiaries is a guarantor of any obligations of the Company to any third party, including, without limitation, obligations of the Company under any equipment lease or contract, or (b) Seller or any of it subsidiaries is jointly liable with the Company on any contract, Purchaser agrees that (i) prior to the Closing Date it shall use its commercially reasonable efforts (without any expenditure of monies) to have Seller and its subsidiaries, as applicable, released from all such guarantees and (ii) Purchaser shall be solely responsible for the breach of any such contract to the extent that such breach arises from the conduct of the business of the Company from and after the Closing Date.  In the event that Purchaser is unable to obtain the release of any guarantees prior to the Closing Date, Purchaser shall indemnify and hold harmless Seller and its subsidiaries from and against any and all loss, liability or damage arising out of or relating to its obligations under such guarantees.  Notwithstanding the foregoing, in the event that any of the leases guaranteed by Seller or any of its subsidiaries contain an option to renew, Purchaser shall not renew such lease without having Seller and its subsidiaries, as applicable, released from such guarantee.

6.13         Efforts to Close; Financing. During the period commencing on the date of this Agreement and continuing until the Closing Date, each of Purchaser and Seller shall use their reasonable best efforts to consummate the transactions contemplated by this Agreement, including, without limitation, complying promptly with all requests or requirements which applicable federal or state law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement.  Immediately following the execution of this Agreement, Purchaser shall use its best efforts to secure financing to provide funds to consummate the transactions contemplated by this Agreement (“Transaction Financing”).  In the event that Purchaser has not secured an unconditional binding commitment for Transaction Financing by a date that is no later than three (3) days prior to the Termination Date (as defined herein), Purchaser shall be obligated to consummate the financing contemplated by the Debt Financing and, provided all conditions in the Commitment Letter and this Agreement have been satisfied, to consummate the transactions contemplated by this Agreement no later than the Termination Date.  Purchaser shall cause such Commitment Letter to remain in full force and effect though the Termination Date and shall not amend or modify the Commitment Letter in a manner materially adverse to Seller without first obtaining the consent of Seller.   Seller and the Company agree to provide all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Purchaser, Credit Suisse, UBS Loan Finance LLC and UBS Securities, LLC (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company).

6.14         Access to the Company.  Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, properties, business and operations of the Company as Purchaser may reasonably request, provided that any such investigation shall be conducted at reasonable times, on reasonable prior notice, and under reasonable circumstances.

6.15         Release of Guaranty of Credit Agreements and Indentures.  Seller shall deliver to Purchaser at the Closing documents (the “Financial Instrument Releases”) evidencing the release of the Company from all obligations to guarantee the indebtedness of PRIMEDIA under the following financial instruments (the “PRIMEDIA Guarantees”):  (i) the Credit Agreement, dated as of June 20, 2001, among PRIMEDIA, various lending institutions, Bank of America, N.A., as Syndication Agent, The Bank of New York and The Bank of Nova Scotia, as Co-Documentation Agents, and JP Morgan Chase Bank, as Administrative Agent; (ii) the Credit Agreement, dated as of May 14, 2004, among PRIMEDIA, various lending institutions, Bank of America, N.A., as Syndication Agent, Citicorp North America, Inc., as Co-Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent; (iii) US$175,000,000 aggregate principal amount of PRIMEDIA’s Senior Floating Rate Notes due 2010, pursuant to an Indenture dated as of May 14, 2004 between PRIMEDIA and The Bank of New York, as Trustee; (iv) US$300,000,000 aggregate principal amount of PRIMEDIA’s 8% Senior Notes due 2013, pursuant to an Indenture dated as of May 15, 2003 between PRIMEDIA and The Bank of New York, as Trustee; (v) US$500,000,000 aggregate principal amount of PRIMEDIA’s 8 7/8% Senior Notes due 2011, pursuant to an Indenture dated as of May 8, 2001 between the PRIMEDIA and The Bank of New York, as Trustee; and (vi) US$250,000,000 aggregate principal amount of PRIMEDIA’s 7 5/8% Senior Notes due 2008, pursuant to an Indenture dated as of February 17, 1998 between PRIMEDIA and The Bank of New York, as Trustee.  Seller shall indemnify and hold harmless Purchaser and the Company from and against any and all loss, liability or damage arising out of or relating to the Company’s obligations under the PRIMEDIA Guarantees in accordance with Article VIII of this Agreement.

6.16         Assignment of Certain Lease Agreements; Other Real Estate Matters.

(a)           Seller shall use its reasonable commercial efforts to have those Real Estate Leases listed on Schedule 6.16, as amended and together with all subleases related thereto (collectively the “Assigned Leases”) assigned to PRIMEDIA and to have the Company released from any contractual obligations thereunder.  If Seller is unable to cause the landlords and, as applicable, subtenants under the Assigned Leases to so release the Company, then Seller shall assume all obligations of the Company under the Assigned Leases and Seller agrees to, or to cause one of its Affiliates to, (i) pay all rent and other charges required to be paid by the Company under the Assigned Leases as and when due, (ii) comply with all other obligations of the Company under the Assigned Leases, as and when due, and (iii) indemnify the Purchaser Indemnified Parties for any Claims relating to the Assigned Leases in accordance with Article VIII of this Agreement.

(b)           If Purchaser elects to acquire a new or updated title insurance policy covering the Owned Property with an insurer selected by the Purchaser, or a down-date endorsement to the existing title insurance policy, Seller shall deliver to the applicable title insurance company such customary title and other affidavits as such title insurance company may require, together with any such affidavit or agreement as such title insurance company may require in order to issue any such updated or new title insurance policy, or any such down-date endorsement, with a so-called non-imputation endorsement.

6.17         Non-Solicitation.  (a)  During the two-year period immediately following the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, employ, solicit, entice away or receive or accept the performance of services from any employee with a base annual salary in excess of Seventy-Five Thousand Dollars ($75,000), director or officer of the Company and Purchaser will not, and will cause the Company not to, directly or indirectly, employ, solicit, entice away or receive or accept the performance of services from any employee with a base annual salary in excess of Seventy-Five Thousand Dollars ($75,000), director or officer of PRIMEDIA who is not a Company Employee.  Nothing in this Section 6.17 shall prohibit Seller, Purchaser or their respective Affiliates from (i) engaging in general solicitations not specifically directed at any such persons, (ii) employing any person whose employment is terminated for any reason prior to such solicitation or (iii) employing any person who voluntarily terminates his or her employment; provided that such person may not be employed prior to the date that is the six (6) month anniversary of such person’s last day of employment.

(b)           If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way constructed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.  Seller and Purchaser acknowledge that they would be irreparably harmed by any breach of this Section and that there would be no adequate remedy under applicable law or in damages to compensate for any such breach.  Seller and Purchaser agree that any party seeking to enforce this Section 6.17 shall be entitled to injunctive relief requiring specific performance of this Section, and Seller and Purchaser consent to the entry thereof.

6.18         Noncompetition.   Seller agrees that for a period of three years from the Closing Date, Seller will not, and will cause its current Affiliates (so long as they are such) and any future Affiliates (so long as they are such) not to, engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in the Restricted Business as it exists on the Closing Date; provided that nothing herein shall prohibit the acquisition by Seller or any of its Affiliates of a company (an “Acquired Company”) engaged in the Restricted Business if the revenues attributable to such Restricted Business do not exceed 10% of the aggregate revenues of the Acquired Company during the twelve-month period ending on the date of such acquisition.  For purposes of this Agreement, “Restricted Business” shall mean the sale, marketing and promotion of trade publications, trade exhibitions, trade conferences and information data products in the markets identified on Exhibit B.  Notwithstanding the foregoing, nothing shall prohibit Seller or its Affiliates from the continued operation of any business being conducted by Seller or its Affiliates on the Closing Date.

6.19         Notices of Certain Events.  Seller shall promptly notify Purchaser of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

6.20         Intercompany Accounts and Agreements.  Except as set forth on Schedule 6.20 or the Services Agreements, (a) all intercompany accounts and agreements between Seller or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, as of the Closing Date shall be settled (irrespective of the terms of payment of such intercompany accounts) in full at or prior to the Closing Date by netting such balances against each other, and the resultant balance contributed to capital or paid by cash or dividend, as the case may be, and deemed without further action to be fully discharged as of the Closing Date and (b) all intercompany agreements between Seller or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall terminate with no further liabilities of the Company thereunder.

6.21         Use of Name.  Following the Closing, the Company will have in inventory a quantity of preprinted stationery, invoices, receipts, forms, advertising and promotional materials, training and source literature, packaging materials and other supplies (collectively, the “Stationery”) which bear the PRIMEDIA name and variations and derivations thereof.  Purchaser agrees to exhaust such Stationery in the ordinary course of business and to remove the name “PRIMEDIA” from the name of PBMM and its Subsidiaries and any Company asset as soon as reasonably practicable after the Closing, but in any event no later than 120 days after the Closing (“Use Period”).  Subject to the foregoing, no interest in or right to use the name “PRIMEDIA” or any variation or derivation thereof is being transferred to Purchaser pursuant hereto.  By the end of the Use Period, Purchaser agrees to cause the Company to change the name of the Company and its Subsidiaries to any name that does not include the name “PRIMEDIA” and shall furnish evidence thereof to Seller upon request.

6.22         Cash Collections.  For each calendar month commencing with the month in which the Closing Date occurs and continuing until reasonably determined by the parties no longer to be necessary, Purchaser and Seller shall, and shall cause their respective Affiliates to, remit all cash collections received by them for the benefit of the other party during the relevant month to be remitted to the party entitled to the benefit thereof as promptly as possible, and in any case within ten (10) business days after the receipt thereof.

6.23         Insurance.  (a)  Seller will continue to carry and maintain in full force and effect the insurance policies listed on Schedule 4.17, or policies with materially comparable coverage, to the Closing Date.  Seller agrees to use reasonable efforts, at no out-of-pocket cost to Seller, to cooperate fully with Purchaser in submitting claims after the Closing on behalf of Purchaser or the Company under insurance policies in effect prior to or at Closing that cover events occurring prior to Closing and to pay over promptly to Purchaser any and all amounts received by Seller under such policies with respect to any such claims.

(b)           Purchaser acknowledges and agrees that effective on the Closing Date, all insurance policies and coverages provided or made available by Seller or its Affiliates to or for the benefit of the Company Business will terminate and Purchaser shall, at Purchaser’s sole cost and expense, be responsible for making any and all necessary or appropriate arrangements for the provision of insurance coverage and similar matters for or relating to the Company Business.

ARTICLE VII.  CONDITIONS TO CLOSING.

7.01         Conditions to Closing.  (a)  The obligation of Purchaser to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

(i)            Each of the representations and warranties of Seller in this Agreement that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct, on and as of such earlier date), and all other representations and warranties of Seller in this Agreement not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be so true and correct, on and as of such earlier date).

(ii)           Seller shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

(iii)          The applicable waiting period, including any extension thereof, under the HSR Act shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement;

(iv)          No statute, rule or regulation shall have been enacted and no judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement;

(v)           since December 31, 2004, there not having occurred any event, change, development, condition or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  For purposes of this Section 7.01(v) only, “Material Adverse Effect,” as used in this Section 7.01(v), shall mean any event, change, development, condition or effect (any such item, an “Effect”) that, either individually or together with all other Effects, is materially adverse to the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following will be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect resulting from compliance with the terms and conditions of this Agreement; (ii) any Effect resulting from the announcement or pendency of this Agreement or the transactions contemplated hereby, including any loss of employees or customers; (iii) any Effect resulting from changes in laws or accounting principles, in each case adopted after the date of this Agreement; or (iv) any Effect resulting from any action or omission of the Company or any of its subsidiaries taken with the prior written consent of the Purchaser; and

(vi)          Purchaser shall have obtained funds necessary to consummate the transactions contemplated by this Agreement from some other financing source or Purchaser shall have obtained the funds contemplated by the Debt Financing on the same or more favorable terms and conditions set forth in the Commitment Letter

(b)           The obligation of Seller to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

(i)            Each of the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);

(ii)           Purchaser shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

(iii)          The applicable waiting period, including any extension thereof, under the HSR Act shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement; and

(iv)          No statute, rule or regulation shall have been enacted and no judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

7.02         Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Purchaser the following:

(a)           the certificate representing all of the Shares, together with an appropriate stock power attached and duly executed;

(b)           (i) a copy of resolutions adopted by the Board of Directors (or the Executive Committee thereof) of Seller authorizing the execution, delivery and performance of this Agreement and Seller’s Additional Agreements as applicable, and (ii) a certificate of a duly authorized officer of Seller, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 7.02 on behalf of Seller;

(c)           (i) a copy of resolutions adopted by the Board of Directors (or the Executive Committee thereof) of PRIMEDIA authorizing the execution, delivery and performance of the Guaranty, the PRIMEDIA TSA, and the Ward’s TSA, and (ii) a certificate of a duly authorized officer of PRIMEDIA, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing the Guaranty, the PRIMEDIA TSA, and the Ward’s TSA, or any document required by this Section 7.02 on behalf of PRIMEDIA;

(d)           the resignations referred to in Section 6.02;

(e)           a certificate duly executed by an executive officer of Seller and PRIMEDIA, dated the Closing Date, with respect to Sections 7.01(a)(i) and (ii);

(f)            the Guaranty, substantially in the form attached as Exhibit C hereto (the “Guaranty”), dated the Closing Date and duly executed by PRIMEDIA;

(g)           the PRIMEDIA Transition Services Agreement, substantially in the form attached as Exhibit D hereto, dated the Closing Date and duly executed by PRIMEDIA (the “PRIMEDIA TSA”);

(h)           the Ward’s Transition Services Agreement, substantially in the form attached as Exhibit E hereto, dated the Closing Date and duly executed by PRIMEDIA (the “Ward’s TSA” and together with the PRIMEDIA TSA, the “Services Agreements”);

(i)            a certificate duly executed by an executive officer of Seller, dated the Closing Date, stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, reasonably satisfactory to Purchaser; and

(j)            An IRS Form 8023 (Elections under Section 338 for Corporations Making Qualified Stock Purchases), and any other analogous or corresponding form required to be filed with any state, local or foreign Governmental Authority to effect the Section 338(h)(10) Election, executed by Seller, in a manner reasonably satisfactory to Purchaser.

7.03         Documents to be Delivered by Purchaser.  At the Closing, Purchaser shall deliver to Seller the following:

(a)           (i) a copy of resolutions adopted by the Board of Directors or Investment Committee for Purchaser authorizing the execution, delivery and performance of this Agreement and the Purchaser’s Additional Agreements as appropriate, and (ii) a certificate of a duly authorized officer of Purchaser, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 7.03 on behalf of Purchaser;

(b)           a certificate duly executed by an executive officer of Purchaser, dated the Closing Date, with respect to Sections 7.01(b)(i) and (ii);

(c)           the PRIMEDIA TSA, dated the Closing Date and duly executed and delivered by Purchaser; and

(d)           the Ward’s TSA, dated the Closing Date and duly executed and delivered by Purchaser.

7.04         Funds to be Delivered.  At the Closing, Purchaser shall wire to Seller the Base Purchase Price referred to in Article I.

ARTICLE VIII.  INDEMNIFICATION.

8.01         Survival.  The covenants, representations and warranties of Seller in this Agreement and in any certificate delivered pursuant hereto, on the one hand, and Purchaser, on the other hand, shall survive the Closing Date until March 31, 2007, other than (i) the representations and warranties in Sections 4.01 (Organization of Seller), 4.02 (Capitalization of Company and Title to Shares), 4.03 (Authorization of Agreement), 4.09 (Organization and Authority of Company), 5.01 (Organization of Purchaser) and 5.02 (Authorization of Agreement), all of which shall survive indefinitely, (ii) the representations and warranties in Section 4.19 (Taxes), which shall survive until the expiration of the applicable statute of limitations (as the same may be extended under applicable Law), (iii) any covenants and agreements on the part of Seller or Purchaser, as applicable, set forth herein or in any of the Additional Agreements to be performed at and after the Closing Date and having no specified term shall survive indefinitely and (iv) any covenants and agreements on the part of Seller or Purchaser, as applicable, set forth herein or in any of the Additional Agreements to be performed at and after the Closing Date and having a specified term shall survive until the end of such specified term.  The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VIII before the date of such expiration.

8.02         Indemnification by Seller.  (a)  Subject to the provisions of this Article VIII, Seller shall indemnify, defend and hold harmless Purchaser, Purchaser’s subsidiaries (including the Company, effective at the Closing) and other Affiliates and their respective officers, directors, employees, agents and representatives (including any successor to any of the foregoing) (collectively, “Purchaser Indemnified Parties”) from, against and in respect of any and all damages, losses, charges, claims, penalties, liabilities, demands, actions, suits, costs and expenses (including, without limitation, all fines, interest, amounts paid in settlement and reasonable legal fees and expenses) (collectively, “Claims”), that arise from or relate or are attributable to (i) any breach by Seller of any representation or warranty made by Seller, in each case, under Article IV hereof, any certificate delivered pursuant hereto, or in any of Seller’s Additional Agreements; provided, however, that in determining whether Seller is in breach of its representations and warranties pursuant to this Article VIII, all of Seller’s representations and warranties shall be read without regard to any Material Adverse Effect qualifications contained therein; (ii) any breach of any covenant or agreement on the part of Seller set forth in this Agreement or in any of Seller’s Additional Agreements, (iii) any liability or obligation to brokers retained by Seller in connection with the transactions contemplated by this Agreement, (iv) any liability for Taxes (A) imposed on or payable by Seller or any member (other than PBMM and its Subsidiaries) of a consolidated, Affiliated, combined, unitary or similar group with which Seller or any Affiliate files a consolidated, Affiliated, combined, unitary or similar Tax Return for any Tax period, (B) imposed on or payable by PBMM or any of its Subsidiaries under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) by reason of PBMM or any of its Subsidiaries being a member of or included in any consolidated,

Affiliated, combined, unitary or similar group at any time on or before the Closing Date; (C) imposed on or payable by PBMM or any of its Subsidiaries with respect to any Tax period that ends on or before the Closing Date or a Pre-Closing Straddle Period (as defined in Section 9.01); (D) imposed as a result of or attributable to any Section 338(h)(10) Election; or (E) any Taxes of any Person imposed on PBMM or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, in all circumstances described in this Section 8.02(a) excluding any amount expressly provided in the Closing Date Statement as Accrued Taxes (calculated in the manner specified in Schedule 3.01) and other than Taxes attributable to any action taken after the Closing Date by Purchaser (except for actions taken in the ordinary course of business, actions taken pursuant to the terms of this Agreement, any Section 338(h)(10) Election and such actions required by Law or otherwise agreed to by the parties hereto), (v) any liability of Purchaser or the Company arising from the Assigned Leases, the PRIMEDIA Guarantees and the Retained Litigation (as set forth on Schedule 8.02(v)) and (vi) any liability of Purchaser or the Company for failure to comply with notice, reporting or remittance requirements corresponding to any property that has become abandoned under any provision of law enacted by the various states dealing with escheat, abandoned or unclaimed property on or prior to the Closing Date.

(b)           Notwithstanding the foregoing, Seller shall have no liability to indemnify any Purchaser Indemnified Party on account of any Claim or series of related Claims pursuant to clause (i) of Section 8.02(a) unless and until the liability of Seller in respect of such Claims, when aggregated with its liability in respect of all such other Claims made pursuant to clause (i) of Section 8.02(a), amounts to more than $2,200,000, whereupon Seller shall be liable to pay such amounts in respect of such Claims only in excess thereof; provided, however, that the limitations set forth in this Section 8.02(b) shall not limit the liability of Seller for any breach of

Sections 4.01 (Organization of Seller), 4.02 (Capitalization of Company and Title to Shares), 4.03 (Authorization of Agreement), 4.08 (No Brokers), 4.09 (Organization and Authority of Company)and 4.19 (Taxes).

(c)           The maximum aggregate liability of Seller for any and all Claims under clause (i) of Section 8.02(a) shall not exceed $144,375,000 in the aggregate (the “Cap”); provided, however, that the Cap shall not limit the liability of Seller for any breach of Section 4.19 (Taxes).

8.03         Indemnification by Purchaser.  Subject to the provisions of this Article VIII, Purchaser shall indemnify, defend and hold harmless Seller, Seller’s parent, subsidiaries and Affiliates and their respective officers, directors, employees, agents and representatives (including any predecessor of or successor to any of the foregoing) from, against and in respect of any and all Claims that arise from or relate or are attributable to (i) any breach by Purchaser of any representation or warranty made by Purchaser, in each case, under Article V hereof, (ii) any breach of any covenant or agreement on the part of Purchaser set forth in this Agreement or in any of Purchaser’s Additional Agreements and (iii) any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by this Agreement.

8.04         Notice to the Indemnitor.  Promptly after the assertion of any Claim by a third party or occurrence of any event which may give rise to a Claim for indemnification from an indemnifying party (“Indemnitor”) under this Article VIII, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such Claim.  The Indemnitor shall then have thirty (30) days to advise the Indemnitee whether the Indemnitor accepts the defense of such Claim and Indemnitor shall have no obligation to Indemnitee for legal fees incurred by Indemnitee before or after the date of any assumption of the defense by Indemnitor.   The failure

to provide the notice contemplated herein will not relieve the Indemnitor of its indemnity obligation hereunder except and only to the extent that it was prejudiced thereby.

8.05         Right of Parties to Settle or Defend.  If the Indemnitor determines to accept the defense of such claim, the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Indemnitee.  If the Indemnitor fails to undertake the defense of or settle or pay any such third party Claim within thirty (30) days after the Indemnitee has given written notice to the Indemnitor of the Claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within thirty (30) days to defend, settle or pay such Claim, then the Indemnitee may take any and all necessary action to dispose of such Claim; provided, however, that in no event shall the Indemnitee settle such Claim without the prior consent of the Indemnitor.

8.06         Settlement Proposals.  (a)  In the event the Indemnitee desires to settle any third-party Claim the defense of which has not been assumed by Indemnitor, the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the “Proposed Settlement”).  The Indemnitor shall have twenty (20) days after the Indemnitor’s receipt of the notice of the Proposed Settlement to advise the Indemnitee whether it accepts the Proposed Settlement.  If the Indemnitor notifies the Indemnitee that it accepts the Proposed Settlement or does not deliver such notice within twenty (20) days after receipt of notice from the Indemnitee, the Indemnitee may offer the Proposed Settlement to the third party making the Claim.  If after approval by the Indemnitor the Proposed Settlement is not accepted by the party making such Claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall again first be presented to the Indemnitor in accordance with the provisions of this Section 8.06.

(b)           Except as provided in the immediately following sentence, the Indemnitor may settle such third-party claim that it has agreed to accept the defense of on any terms which it may deem reasonable.  In the event the Indemnitor desires to settle such third-party claim, the Indemnitor shall not without the Indemnitee’s prior written consent, (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand or (ii) settle or compromise any such proceeding, claim or demand, in any manner that may materially adversely affect the Indemnitee.  Following the Closing, the indemnification obligations of this Article VIII shall be the exclusive remedy for breaches of this Agreement and the Additional Agreements and no other remedy shall be had in contract, tort or otherwise, except for any claims or causes of action arising from fraud.

8.07         Reimbursement.  At the time the amount of any liability on the part of the Indemnitor under this Article VIII is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments by the Indemnitee and (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall, within thirty (30) days after receipt of notice from the Indemnitee, pay to the Indemnitee the amount of the indemnity claim.

8.08         Certain Adjustments.  The amount of any indemnification payments made pursuant to this Article VIII shall be net of any amounts actually recovered by the Indemnitee under insurance policies with respect to such payments.

ARTICLE IX.  TAX MATTERS.

9.01         Tax Returns and Payments.  (a)  Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to PBMM and its Subsidiaries for Taxable periods ending on or prior to the Closing Date (“Seller Tax Returns”) and shall pay all Tax amounts due.  If any such Seller Tax Returns are due after the Closing and Seller is not authorized by Law to file such Seller Tax Returns, Seller shall submit drafts of such Seller Tax Returns to Purchaser for its review at least 20 days prior to the due date of any such Tax Return.  Such drafts of any Seller Tax Returns shall be subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld or delayed, and Purchaser shall timely file, or cause to be timely filed, such Seller Tax Returns with the appropriate Governmental Authority.

(b)           (i)  Purchaser shall prepare and file, or cause to be prepared and filed, on a timely basis all other Tax Returns with respect to PBMM and its Subsidiaries, including Tax Returns for Taxable periods that begin before and end after the Closing Date (a “Straddle Period”); provided, however, that such Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise required by Law.  Purchaser shall cause PBMM and its Subsidiaries to pay all Taxes shown on such Tax Returns.  Seller shall reimburse Purchaser for Taxes of PBMM or any of its Subsidiaries for a Pre-Closing Straddle Period.

(ii)           For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of PBMM or any of its Subsidiaries that is attributable to any Straddle Period will be allocable to the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) in accordance with this Section 9.01(b)(ii).  The portion of such Tax attributable to the Pre-Closing Straddle Period shall be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date.

(c)           Any Tax refunds that are received by Purchaser or its Affiliates (including PBMM and its Subsidiaries after the Closing Date) and any amounts credited against Tax to which Purchaser or its Affiliates (including PBMM and its Subsidiaries after the Closing Date) become entitled, in each case with respect to Taxes of PBMM and its Subsidiaries, for Tax periods ending on or prior to the Closing Date and for which the Seller is liable under this Agreement, including portions of Straddle Periods that end on the Closing Date, except to the extent such Tax refund or credit is attributable to a Tax attribute, including net operating losses, attributable to a period beginning after the Closing Date, shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after the actual receipt thereof.    Purchaser agrees that it shall not, without Seller’s consent (which shall not be unreasonably withheld or delayed), cause or permit PBMM or its Subsidiaries to carry back to any Pre-Closing Tax Period any net operating loss, or other Tax attribute, and further agrees that Seller shall have no obligation under this Agreement to return or remit any refund or credit attributable to a breach by Purchaser of the foregoing undertaking.

(d)           On or after the Closing Date, neither Purchaser nor Seller, respectively, shall amend any Tax Return, consent to the waiver or extension of the statute of limitations relating to Taxes of PBMM or its Subsidiaries, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case with respect to a Pre-Closing Tax Period, if such action could have the effect of increasing the Tax liability of Seller or Purchaser, respectively, in each case, without the other party’s written consent, which consent shall not be unreasonably withheld or delayed.

9.02         Tax Audits.  Notwithstanding anything herein to the contrary, Purchaser shall, at its own expense, conduct and defend any Tax audit of or proceeding involving the Taxes of PBMM or any of its Subsidiaries for any Straddle Period; provided, however, that in the event that Purchaser receives a Tax Claim or a notice of a Tax Claim with respect to a Tax Return that relates to the Company for any such period, Purchaser shall promptly notify Seller of such Tax Claim. In the event that Seller wishes to participate in such audit or proceeding, it may do so at its own expense.  Purchaser shall not, without Seller’s prior consent (which shall not be unreasonably withheld or delayed), settle or compromise any such Tax Claim if doing so could reasonably be expected to have an adverse effect on Seller.

9.03         Cooperation.  Seller, the Company and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits relating to Taxes with respect to all Taxable periods.  Seller shall also provide to Purchaser within ten (10) days of Purchaser’s request any information required to be reported by Purchaser or the Company pursuant to Section 6043A of the Code.

9.04         Definitions. For purposes of this Agreement,

(a)           “Taxes” shall mean all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, social security, unemployment, disability, ad valorem, value added, alternative, add-on minimum, stamp, occupation, license, goods and services, environmental, worker training, school, withholding and other taxes, duties or assessments, of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts imposed by Law or any Taxing Authority;

(b)           “Income Taxes” shall mean all franchise Taxes and all Taxes imposed on or measured by net income or gross profits or gross receipts or capital (but excluding sales, use, value added and property Taxes), together with all interest, penalties and additions imposed with respect to such amounts;

(c)           “Tax Return” shall mean any return, report, statement, election, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

(d)           “Taxing Authority” shall mean the Internal Revenue Service or any other Governmental Authority (whether domestic or foreign, including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United State possession)) responsible for the administration of any Tax.

9.05         Section 338 Elections; Election Allocations.

(a)           Seller agrees to join with Purchaser in making an election under Section 338(h)(10) of the Code (and at Purchaser’s request, any corresponding elections under state, local or foreign law, or elections corresponding to Section 338(g) of the Code and corresponding elections under state, local or foreign law) with respect to the Company and any of its Subsidiaries as designated by Purchaser (each, a “Section 338(h)(10) Election).  Seller will pay any Taxes resulting from the making of the Section 338(h)(10) Elections.

(b)           As reasonably requested from time to time by Purchaser (whether before, at or after the Closing), Seller shall assist and provide the necessary information to Purchaser in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, any similar form under state, local or foreign law and any schedules or attachments thereto (collectively, “Section 338 Forms”).  Upon delivery of any Section 338 Form by Purchaser to Seller, Seller shall duly and promptly execute such form and deliver it to Purchaser.  If Purchaser determines that any change is to be made in a Section 338 Form previously executed and delivered to Purchaser, then Purchaser may prepare a new Section 338 Form and deliver such new Section 338 Form to Seller and Seller shall duly and promptly execute such form and deliver it to Purchaser.

(c)           The Purchase Price and the liabilities of the Company and/or its Subsidiaries (as applicable), plus other relevant items, will be allocated to the assets of PBMM and/or its Subsidiaries (as applicable) for Income Tax purposes in a manner consistent with the fair market values as set forth on a schedule to be jointly prepared and agreed to by Purchaser and Seller (the “Allocation Schedule”).  Purchaser, Seller and each of their Affiliates shall file all Tax Returns in a manner consistent with the Allocation Schedule.  The Allocation Schedule shall be subsequently amended as required by applicable Law as the parties shall mutually agree.

9.06         Termination of Tax Sharing Agreements.  Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between PBMM or any of its Subsidiaries on the one hand and the Seller or any of its Affiliates on the other hand shall be terminated with respect to PBMM or any of its Subsidiaries as of the day before the Closing Date and, from and after the Closing Date neither PBMM nor any of its Subsidiaries shall be obligated to make any payment to the Seller or any of its Affiliates, any Taxing Authority or any other person pursuant to any such agreement or arrangement for any past or future period.

ARTICLE X.  TERMINATION.

10.01       Termination. This Agreement may be terminated (and the transactions contemplated herein may be abandoned) (a) by mutual written agreement of the parties hereto or

(b) by either party upon written notice to the other party if the Closing shall not have occurred on or before November 30, 2005 (the “Termination Date”), provided, however, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 10.01(b) if such party’s failure to fulfill any of its obligations under this Agreement has prevented the consummation of the transactions contemplated hereby.

10.02       No Liabilities in Event of Termination.  In the event of any termination of this Agreement as provided in Section 10.01 above, (a) this Agreement shall forthwith become wholly void and of no further force and effect except for provisions of Sections 6.01 and 6.09 and (b) there shall be no liability on the part of any of the parties hereto, except (i) that such termination shall not preclude any party from pursuing judicial remedies for damages and/or other relief as a result of the willful breach by the other party of any representation or warranty or the breach by the other party of any covenant or agreement contained herein prior to termination, including, without limitation, either party’s pursuit of judicial remedies as a result of the other party’s failure to comply with Section 6.07 hereof, and (ii) as set forth in the immediately preceding clause (a).

ARTICLE XI.  MISCELLANEOUS.

11.01       Entire Agreement.  This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) and the Additional Agreements contain, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersede any previous agreements and understandings between the parties with respect to those matters; provided, however, that the Confidentiality Agreement dated April 26, 2005 (the “Confidentiality Agreement”) shall remain in full force and effect according to its terms.

11.02       Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.  Purchaser and Seller hereby irrevocably submit to the jurisdiction of any United States Federal Court (or, if such court shall not have jurisdiction, any New York State Court) sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating in any manner (whether in contract, tort or otherwise) to this Agreement. Each of Purchaser and Seller hereby irrevocably waives any objection that it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding and agrees that service may be made by notice in accordance with Section 11.04.

11.03       Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement.  No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach.  Any waiver must be in writing.  The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or to affect in any way the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

11.04       Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller, to it at:

PRIMEDIA Inc.

745 Fifth Avenue

New York, NY 10151

Attention: Sheila Spence

Phone: (212) 745-0100

Fax:     (212) 745-0645

With a copy to:

PRIMEDIA Inc.

745 Fifth Avenue

New York, NY 10151

Attention: General Counsel

Phone: (212) 745-0100

Fax:     (212) 745-0131

If to Purchaser, to it at:

PBI Holdings Inc.
c/o Wasserstein & Co. L.P.
1301 Avenue of the Americas, 44th Floor
New York, NY 10019
Attention:  Anup Bagaria
Phone: (212) 702-5682
Fax:     (212) 702-5635

With a copy to:

Jones Day
222 East 41st Street
New York, NY 10017
Attention:  Robert A. Profusek & Thomas Bark
Phone: (212) 326-3939
Fax:     (212) 755-7306

11.05       Separability.  If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

11.06       Assignment and Binding Effect.  Neither party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto; provided, that Purchaser may assign its rights and delegate its duties hereunder to a wholly-owned subsidiary of the Purchaser upon written notice to Seller and as collateral security to any Person providing financing to Purchaser in connection with the transactions contemplated by this Agreement.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

11.07       No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and shall not be construed as conferring and are not intended to confer any rights on any other persons, except for the Purchaser Indemnified Parties and the Seller Indemnified Parties.

11.08       Counterparts.  This Agreement may be executed by facsimile in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

11.09       Interpretation.  Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof.  As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article”, “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or “Schedule” hereto; references to “generally accepted accounting principles” shall mean generally accepted accounting principles in the United States.

11.10       Disclosure.  For the purpose of this Agreement, any disclosure made on one Schedule to this Agreement shall be deemed to be a disclosure for the purposes of all Schedules to this Agreement to the extent that the relevance of the disclosure is reasonably apparent for purposes of such other Schedules.  In addition, any representation made “to the knowledge of Seller” or “to Seller’s knowledge” shall mean to the knowledge of the persons listed on Schedules 11.10(a) attached hereto.

11.11       No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

11.12       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY

WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13       Additional Defined Terms.  In addition to the other terms defined in this Agreement, as used in this Agreement, the following terms will have the following meanings:

(a)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided that with respect to Seller or PRIMEDIA, “Affiliate” shall mean only those corporate entities controlled by PRIMEDIA Inc. and shall not in any manner be deemed to include Kohlberg Kravis Roberts & Co., and “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(b)           “capital stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

(c)           A “Material Adverse Effect” shall mean a material adverse effect on the business, assets or condition (financial or otherwise) of PBMM and its Subsidiaries, taken as a whole, excluding any such effects arising out of or resulting from (i) changes in the general economy (including those changes arising from acts of war or terrorism) and (ii) the reaction of employees, suppliers or customers to (x) Seller’s entering into this Agreement, (y) the announcement thereof or (z) the consummation of the transactions contemplated hereby.

(d)           “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

PRIMEDIA Companies Inc.

By:

Name:
Title:

PBI MEDIA HOLDINGS INC.

By:

Name:
Title: